Exhibit 99.3

    Radian Asset Assurance Inc.

    Report of Independent Registered Public
    Accounting Firm

    Consolidated Financial Statements
    Years Ended December 31, 2004, 2003 and 2002

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM To the Board of Directors and Stockholders of Radian Asset Assurance Inc.

We have audited the accompanying consolidated balance sheets of Radian Asset Assurance Inc. and subsidiaries (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Radian Asset Assurance Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, effective June 1, 2004 the Company merged with Radian Reinsurance Inc. The consolidated financial statements and disclosures for all periods have been restated to reflect the merger.

/s/ Deloitte & Touche LLP
New York, New York
March 10, 2005

                           RADIAN ASSET ASSURANCE INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                               December 31,
                                                         -----------------------
                                                            2004         2003
                                                         -----------------------
Assets
   Investments:
     Fixed maturities, available for sale,
       at fair value
        (amortized cost $1,929,921 and $1,775,646)       $2,008,416   $1,846,483
     Trading securities at fair value
      (cost $16,848 and $13,781)                             22,436       14,820
     Common stock, at fair value
      (cost $931 and $3,524)                                  1,049        4,866
     Short-term investments                                 112,452      123,699
                                                         ----------   ----------
      Total investments                                   2,144,353    1,989,868

   Cash and cash equivalents                                 14,017       27,049
   Premiums receivable                                       49,638       39,692
   Accrued interest and dividends receivable                 28,211       24,378
   Deferred policy acquisition costs                        141,944      137,782
   Prepaid reinsurance premiums                               1,846        2,914
   Credit derivatives                                        25,309           --
   Reinsurance recoverable on unpaid losses                   2,235        2,318
   Prepaid federal income taxes                              10,978           --
   Federal income tax receivable                                 --        4,817
   Other assets                                              12,368       10,116
                                                         ----------   ----------
         Total Assets                                    $2,430,899   $2,238,934
                                                         ==========   ==========

Liabilities and Shareholder's Equity

Liabilities
   Losses and loss adjustment expenses                   $  216,202   $  260,343
   Reinsurance payable on paid losses
     and loss adjustment expenses                             6,417        7,834
   Deferred premium revenue                                 623,677      618,945
   Deferred federal income taxes                             75,926       42,665
   Payable to affiliates                                      9,686        6,651
   Federal income taxes payable                               5,943           --
   Credit derivatives                                            --       16,103
   Accrued expenses and other liabilities                    20,682       23,142
                                                         ----------   ----------
       Total Liabilities                                    958,533      975,683
                                                         ----------   ----------

Shareholder's Equity
   Common stock - $150 par value,
       Authorized, issued and outstanding
         -100,000 shares                                     15,000       15,000
   Preferred stock - $1,000 par value,
     Authorized - 4,000 shares                                   --           --
   Additional paid-in capital                               590,579      525,579
   Retained earnings                                        801,994      669,543
   Accumulated other comprehensive income                    64,793       53,129
                                                         ----------   ----------
       Total Shareholder's Equity                         1,472,366    1,263,251
                                                         ----------   ----------
       Total Liabilities and Shareholder's Equity        $2,430,899   $2,238,934
                                                         ==========   ==========


                See notes to consolidated financial statements.

                           RADIAN ASSET ASSURANCE INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                                 (In thousands)



                                                                Years Ended December 31,
                                                    ---------------------------------------------
                                                        2004            2003             2002
                                                    ---------------------------------------------
Revenues
Net premiums written                                $  208,559       $  360,156       $  281,206
Increase in deferred premium revenue                    (3,949)        (115,323)         (97,838)
                                                    -----------      -----------      -----------
Premiums earned                                        204,610          244,833          183,368

Net investment income                                   83,914           76,463           69,146
Gains on sales of investments                            8,265           10,612            3,246
Change in fair value of derivative instruments          34,253              392          (13,508)
                                                    -----------      -----------      -----------
     Total Revenues                                    331,042          332,300          242,252
                                                    -----------      -----------      -----------

 Expenses
 Losses and loss adjustment expenses                    51,575          165,431           45,988
 Policy acquisition costs                               43,234           57,446           33,732
 Other operating expenses                               50,114           35,575           21,150
 Other expense (income)                                  9,870            5,556             (802)
                                                    -----------      -----------      -----------
      Total Expenses                                   154,793          264,008          100,068
                                                    -----------      -----------      -----------
Income before income taxes                             176,249           68,292          142,184
Income tax expense                                      43,798            5,979           33,092
                                                    -----------      -----------      -----------
     Net Income                                     $  132,451       $   62,313       $  109,092
                                                    ===========      ===========      ===========


                 See notes to consolidated financial statements.

                           RADIAN ASSET ASSURANCE INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004
                       (In thousands except share amounts)



                                                                                                       Accumulated
                                               Common Stock           Additional                          Other
                                       ---------------------------      Paid-in         Retained      Comprehensive
                                          Shares         Amount         Capital         Earnings          Income        Total
                                       -------------  -------------  -------------   -------------  -------------   -------------
Balance, December 31, 2001                  100,000   $     15,000   $    277,942    $    498,138   $     (7,033)   $    784,047
Comprehensive Income:
   Net income                                    --             --             --         109,092             --              --
  Unrealized foreign currency
      gains (net of tax of $278)                 --             --             --              --          1,172              --
   Unrealized gains on investments
         (net of tax of $21,727)                 --             --             --              --         40,476              --
   Reclassification adjustment for
        gains included in net income
            (net of tax of $1,136)               --             --             --              --         (2,110)             --
                                                                                     -------------------------------------------
Total comprehensive income                       --             --             --              --             --         148,630
Capital contribution                             --             --        150,000              --             --         150,000
                                       ------------------------------------------------------------------------------------------
Balance, December 31, 2002                  100,000         15,000        427,942         607,230         32,505       1,082,677

Comprehensive Income:
   Net income                                    --             --             --          62,313             --              --
  Unrealized foreign currency
      gains (net of tax of $2,487)               --             --             --              --          5,034              --
   Unrealized gains on investments
        (net of tax of $12,055)                  --             --             --              --         22,270              --
   Reclassification adjustment for
        gains included in net income
            (net of tax of $3,640)               --             --             --              --         (6,760)             --
                                                                                     -------------------------------------------
Total comprehensive income                       --             --             --              --             --          82,937
Capital contribution                             --             --        100,000              --             --         100,000
Capital issuance costs                           --             --         (2,363)             --             --          (2,363)
                                       ------------------------------------------------------------------------------------------
Balance, December 31, 2003                  100,000         15,000        525,579         669,543         53,129       1,263,251
Comprehensive Income:
   Net income                                    --             --             --         132,451             --              --
  Unrealized foreign currency
      gains (net of tax of $3,705)               --             --             --              --          7,538              --
   Unrealized gains on investments
        (net of tax of $3,324)                   --             --             --              --          9,498              --
   Reclassification adjustment for
        gains included in net income
            (net of tax of $2,893)               --             --             --              --         (5,372)             --
                                                                                     -------------------------------------------
Total comprehensive income                       --             --             --              --             --         144,115
Capital contribution                             --             --         65,000              --             --          65,000
                                       ------------------------------------------------------------------------------------------
Balance, December 31, 2004                  100,000   $     15,000   $    590,579    $    801,994   $     64,793    $  1,472,366
                                       ==========================================================================================


                 See notes to consolidated financial statements.

                          RADIAN ASSET ASS URANCE INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                                              Years ended December 31,
                                                                  ------------------------------------------------
                                                                       2004              2003              2002
                                                                  ------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                     $   132,451       $    62,313       $   109,092
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Depreciation and amortization                                 10,118             4,752            (1,999)
         Net (gains) losses                                           (42,518)          (11,004)           10,262
         Payments on credit derivatives, net                          (11,708)           (2,500)               --
         Income taxes, net                                             27,011           (12,396)           24,515
         Change in assets and liabilities:
             Premiums receivable                                       (8,507)          (12,948)          (10,610)
             Accrued interest and dividends receivable                 (3,644)           (4,590)           (5,518)
             Accrued expenses and other liabilities                    (2,764)            7,496            (2,357)
             Deferred policy acquisition costs                         (3,512)          (30,531)          (32,275)
             Deferred premium revenue, net                              3,949           115,323            97,838
             Losses and loss adjustment expenses, net                 (47,601)          139,327            (1,543)
             Net balances from affiliates                               3,035             2,205            (1,720)
             Proceeds from sales of trading securities                  8,235             6,830             3,715
             Purchases of trading securities                          (12,750)           (8,896)           (8,908)
             (Receivable) payable for securities                       (3,006)           (4,064)            6,511
             Other, net                                                 2,290            (3,407)              447
                                                                  ------------      ------------      ------------
   Net cash provided by operating activities                           51,079           247,910           187,450
                                                                  ------------      ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from sales and maturities of fixed
         maturity investments                                         418,441           512,262           687,697
    Purchases of fixed maturity investments                          (563,828)         (775,133)       (1,044,659)
    Proceeds from sales of common stocks                               11,397             2,585             4,782
    Purchases of common stocks                                         (6,602)           (4,942)           (4,406)
    Purchases of fixed assets                                          (2,009)           (1,311)           (1,316)
    Change in short-term investments, net                              12,999           (62,671)           26,609
                                                                  ------------      ------------      ------------
    Net cash used in investing activities                            (129,602)         (329,210)         (331,293)
                                                                  ------------      ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Capital contributions                                               65,000           100,000           150,000
   Capital issuance costs                                                  --            (2,363)               --
                                                                  ------------      ------------      ------------
   Net cash provided by financing activities                           65,000            97,637           150,000
                                                                  ------------      ------------      ------------

Net change in cash and cash equivalents                               (13,523)           16,337             6,157
Effect of exchange rate changes on cash and cash equivalents              491                --                --
Cash and cash equivalents, beginning of year                           27,049            10,712             4,555
                                                                  ------------      ------------      ------------
Cash and cash equivalents, end of year                            $    14,017       $    27,049       $    10,712
                                                                  ============      ============      ============

SUPPLEMENTAL DISCLOSURES OF
   CASH FLOW INFORMATION:

         Cash paid during the year for income taxes               $    16,787       $    18,375       $     8,577
                                                                  ============      ============      ============

                 See notes to consolidated financial statements.

                           RADIAN ASSET ASSURANCE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

1.   ORGANIZATION AND NATURE OF OPERATIONS

     Radian Asset Assurance Inc. ("Radian Asset") and its consolidated subsidiaries (collectively known as the ("Company") is a wholly-owned subsidiary of Enhance Financial Services Group Inc. ("Enhance Financial"). Enhance Financial is a wholly-owned subsidiary of its ultimate parent, Radian Group Inc. ("Radian"). The Company principally insures and reinsures public finance and structured finance obligations as well as credit default swap transactions. In addition, the Company provides trade credit reinsurance and surety lines of business.

     In April 2004, the Board of Directors of Radian Asset and Radian Reinsurance Inc. ("Radian Re") approved the merger ("Merger") of Radian Re with and into Radian Asset, the surviving company. Effective June 1, 2004, Radian Re and Radian Asset merged after receiving approval from the New York State Insurance Department and relevant third parties. The merged company continues to use the Radian Asset name as well as provide the direct insurance products of Radian Asset and the reinsurance products of Radian Re. The Merger was accounted for in accordance with Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations", as a pooling of interests of two entities under common control. Accordingly, the recorded assets, liabilities and shareholder's equity of the two companies were combined at their historical amounts and the results of operations of the two companies were combined as well. Prior year amounts have been restated to reflect the combined balances and the results of operations of the Company. Radian Re had shareholder's equity of $759.4 million as of December 31, 2003, and net premiums earned of $141.2 million and net income of $83.5 million for the year ending December 31, 2003. Prior to the Merger, Radian Re had shareholder's equity of $763.2 million as of May 31, 2004, and net premiums earned of $12.6 million and net income of $21.4 million for the five-month period ending May 31, 2004.

     Radian Asset Assurance Limited ("RAAL") is a wholly-owned subsidiary of Radian Asset based in the United Kingdom and is regulated by the Financial Services Authority ("FSA"). RAAL is foreign insurance entity that provides trade credit and financial guaranty insurance in the United Kingdom as well as in several other countries in the European Union, subject to compliance with European passporting rules.

     Radian Financial Products Limited ("RFPL") is a subsidiary based in the United Kingdom and a broker of structured products. RFPL is a wholly-owned subsidiary of Radian Asset and is licensed under the FSA as a Category A Securities and Futures Firm, which allows the Company to develop a range of derivatives based solutions for clients. RFPL began operations after receiving its license in September 2004.

     Radian Asset also owns 100% of the common stock of Asset Recovery Solutions ("ARS"), a noninsurance entity that has no material operations.

     Radian Asset owns substantially all of the outstanding common stock of Van-American Company, Inc. and its wholly-owned subsidiaries ("Van Am."). Van Am insures reclamation bonds for the coal and waste disposal industries primarily in Kentucky and West Virginia. In 1998, Radian Asset decided to exit this line of business due to intense pricing competition and a poor strategic fit with Radian Asset's other operations. In December 2000, the Kentucky Department of Insurance approved a run-off plan in which Van Am would cease issuing insurance coverage over a projected five-year period.

                           RADIAN ASSET ASSURANCE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


2.   SIGNIFICANT ACCOUNTING POLICIES

     The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"), which for the Company differ in certain material respects from the accounting practices prescribed or permitted by regulatory authorities. The significant accounting policies of the Company are as follows:

     Use of Estimates

     The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results may differ from those estimates.

     Consolidation

     The accompanying financial statements include the accounts of Radian Asset, RAAL, RFPL, Van Am and ARS. All significant intercompany accounts and transactions, and intercompany profits and losses have been eliminated.

     Reclassifications

     Certain of prior year amounts have been reclassified to conform to the current year's presentation. In particular, gains and losses on sales of investments and change in fair value of derivative instruments have been reclassified to revenues. These changes affect the presentation of the Consolidated Statements of Income, but do not alter total net income.

     Investments

     In accordance with the Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities," management classifies all securities at the time of purchase as "held to maturity", "available for sale" or "trading". As of December 31, 2004 and 2003, all investments in fixed maturities were designated as available for sale and are carried at fair value. Unrealized gains and losses, net of taxes, on the available for sale portfolio are charged or credited to accumulated other comprehensive income.

     Common stocks are carried at fair value. Short-term investments are carried at amortized cost, which approximates fair value. Unrealized gains and losses, net of taxes, on common stocks are charged or credited to accumulated other comprehensive income.

     Investment income is recognized as earned and includes the accretion of bond discount and amortization of bond premium. Realized gains or losses on sales of investments are determined on the basis of specific identification.

                           RADIAN ASSET ASSURANCE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


     The Company conducts a quarterly evaluation of declines in the fair value of the investments portfolio asset basis to determine whether the decline is other-than-temporary. This evaluation includes a review of (1) the length of time and extent to which fair value is below amortized cost; (2) issuer financial condition; and (3) intent and ability of the Company to retain its investment over a period of time to allow recovery in fair value. The Company uses a 20% decline in price over four continuous quarters as a guide in identifying those securities that should be evaluated for impairment. Securities are also evaluated for other-than-temporary impairment if they have experienced rapid price declines or unrealized losses of less than 20% over periods in excess of four consecutive quarters. Factors influencing this consideration include an analysis of the security issuer's financial performance, financial condition and general economic conditions. If the decline in fair value is judged to be other-than-temporary, the cost basis of the individual security is written down to fair value through earnings as a realized loss and the fair value becomes the new basis. At December 31, 2004 and 2003, there were no investments held in the portfolio that met these criteria.

     In November 2003, the Emerging Issues Task Force ("EITF") reached a consensus on certain disclosures required for securities accounted for under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." EITF issue 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" requires additional disclosure of quantitative and qualitative information for investments with unrealized losses at the balance sheet date that have not been recognized as other-than-temporary impairments. In March 2004, full consensus was reached on the disclosure requirements. In September 2004, the Financial Accounting Standards Board ("FASB") voted to defer the effective date of certain paragraphs of EITF Issue 03-01 related to evaluation and recognition of an impairment loss that is other-than-temporary. In management's opinion, this did not have a material impact on the Company's financial statements.

     Premium Revenue Recognition and Premium Receivable

     Premiums are earned in proportion to the level of amortization of insured principal over the contract period or over the period that the insurance protection is provided. Deferred premium revenue represents that portion of premiums which will be earned over the remainder of the contract period, based upon information reported by primary insurers and management's estimates of amortization of insured principal. When insured issues are refunded or called, the remaining deferred premium revenue is recognized immediately. Credit enhancement fees on derivative financial guaranty contracts are included in premiums written and are earned over the period the credit protection is provided.

     Premiums receivable include amounts payable from primary insurers, insured parties or broker agents.

     Fair Value of Derivative Financial Guaranty Contracts

     The gains and losses on direct derivative financial guaranty contracts are derived from internally generated models. The Company uses available market information and appropriate valuation methodologies to determine the estimated fair value amounts on the direct derivative financial guaranty contracts. Considerable judgment is required to interpret market data to develop the estimates of fair value. The primary insurance companies provide the gains and losses on assumed derivative financial guaranty contracts. The fair value of derivative financial guaranty contracts is included on the Consolidated Balance Sheets. The credit derivative reserve was an asset of $25.3 million and a liability of $16.1 million, respectively, as of December 31, 2004 and 2003.

                           RADIAN ASSET ASSURANCE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


     Deferred Policy Acquisition Costs

     Deferred policy acquisition costs are comprised of those expenses that vary with and are primarily related to the production of insurance premiums, including: commissions paid on reinsurance assumed, salaries and related costs of underwriting and marketing personnel, rating agency fees, premium taxes and certain other underwriting expenses. Ceding commission income received on premiums ceded reduces acquisition costs. Acquisition costs are deferred and amortized over the period in which the related premiums are earned. Deferred policy acquisition costs are reviewed periodically to determine recoverability, after considering investment income.

     Reinsurance

     In the normal course of business, the Company assumes and cedes business with other insurance and reinsurance companies. These contracts are designed to limit losses from certain risks, to protect capital and surplus, and provide greater diversification of the business. In the event that any or all of the reinsurers that the company cedes business to were unable to meet their obligations, the Company would be liable for such defaulted amounts.

     Losses and Loss Adjustment Expenses ("LAE")

     Financial Guaranty Losses and LAE

     The following description of the Company's financial guaranty loss reserving policy relates only to non-derivative financial guaranty contracts provided through direct and assumed financial guaranty insurance business. The Company's financial guaranty insurance contracts provide an unconditional and irrevocable guaranty to the holder of a financial obligation that, upon payment default by the insured party, the Company will pay the full amount of principal and interest on an insured obligation when due. The Company's financial guaranty reinsurance contracts provide for reimbursement to the primary insurer under a reinsured financial guaranty contract when the primary insurer is obligated to pay principal and interest on an insured obligation.

     The Company establishes loss reserves on its financial guaranty contracts based on the estimated cost of settling claims and associated loss adjustment expenses ("LAE"), adjusted for estimated recoveries under salvage or subrogation rights. At December 31, 2004 and 2003, anticipated recoveries under salvage and subrogation rights were $9.6 million and $13.5 million, respectively. LAE consists of the estimated cost of the claims administration process, including legal fees and other associated fees and expenses. The Company's financial guaranty loss reserves are comprised of specific reserves (which the Company refers to as case reserves) and non-specific reserves. As discussed below, the reserving policies used by the financial guaranty industry are continuing to evolve and are subject to change.

     The Company records case reserves for losses and related LAE when a guaranteed obligation defaults in payment, which may be different from the way other financial guarantors establish case reserves. In the case of direct financial guaranty contracts, the Company determines the existence of payment default and records case reserves when the Company determines that a default has occurred, based on a report from the insured party or based on the Company's surveillance efforts. In the case of financial guaranty reinsurance, the Company relies primarily on information provided by the primary insurer, as well as specific knowledge of the claim, in recording related case reserves. At December 31, 2004, the Company had case reserves of $91.9 million. Of this amount, $80.6 million was attributable to a single manufactured housing transaction originated and serviced by Conseco Finance Corp. The Company has a high degree of certainty that it will suffer losses with respect to this insured obligation equal to the amount reserved, which equals the total amount of the remaining insured obligation. The case reserves also include $3.3 million attributable to several reinsured obligations. These reserves are established based on amounts conveyed to the Company

                           RADIAN ASSET ASSURANCE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


     by the ceding companies and confirmed by the Company, and the Company does not have any reasonable expectation that the ultimate losses will deviate materially from the amount reserved. The remaining $8.0 million of case reserves is attributable to two insured obligations with a total par outstanding of $17.6 million, and the Company does not have any reasonable expectation that the ultimate losses will deviate materially from the amount reserved.

     The Company records non-specific reserves to reflect the deterioration of insured credits that have not yet defaulted. The Company determines this deterioration in two separate ways. First, the Company records non-specific reserves for losses when it identifies through its surveillance procedures or, in the case of reinsurance, after the Company confirms information provided by the primary insurer regarding specific significant deteriorating events that have occurred with respect to specific insured credits that have not yet defaulted. The Company refers to this category of its non-specific reserves as "allocated non-specific reserves." At December 31, 2004, one credit was included in the Company's allocated non-specific reserves. The Company has a high degree of certainty that it will suffer losses with respect to this insured obligation equal to amount reserved, which is the total $9.8 million par amount of the insured obligation.

     Second, because the Company believes that inherent deterioration begins immediately and continues over time on its remaining portfolio, the Company also records non-specific reserves for losses, on a portfolio basis, on the credits in its portfolio for which the Company does not have a case reserve or an allocated non-specific reserve. The Company refers to this category of non-specific reserves as "unallocated non-specific reserves."

     The Company's unallocated non-specific reserves are established over time by applying expected default factors to the premiums earned during each reporting period on each credit for which the Company has not established a case reserve or an allocated non-specific reserve. The expected default factor for each credit is derived by dividing the expected losses on that credit over its life by the premiums expected to be earned on that credit over its life. The expected life-time losses for each credit are determined by multiplying the expected frequency of losses on that credit by the expected severity of losses on that credit and multiplying this number, the loss factor, by that credit's outstanding par amount. The expected frequency and severity of losses for each credit are generated from three sources - two that are published by major rating agencies and one that is generated by a proprietary internal model - based on the product class, published rating and term to maturity for each credit. The Company sets the expected life-time losses for each credit at the approximate mid-point of the range between the highest and lowest expected life-time loss factors generated by the rating agency and internally generated models. The default factors for the years ended December 31, 2004, 2003 and 2002 ranged from 5% to 20% of earned premiums. At December 31, 2004 the default factors were 10% of earned premiums on public finance credits and 20% of earned premiums on structured finance credits.

     The Company's unallocated non-specific loss reserve at December 31, 2004 was $56.7 million. The range between the unallocated non-specific reserves that would have resulted from applying the highest and lowest default factors generated by any of the three models is approximately $30 million to $80 million, which the Company believes to provide a reasonably likely range of expected losses. None of the product types insured by the Company accounted for a materially disproportionate share of the variability within that range.

     At each balance sheet date, the Company also evaluates both the model-generated default factors and its unallocated non-specific reserves against management's subjective view of qualitative factors to ensure that the default factors and the unallocated non-specific reserves represent management's best estimate of expected losses on the Company's portfolio of credits for which it has not established a case reserve or an allocated non-specific reserve. These qualitative factors include existing economic and business conditions, overall credit quality trends resulting from industry, geographic, economic and political conditions, recent loss experience in particular segments of the portfolio, changes in underwriting policies and procedures and

                           RADIAN ASSET ASSURANCE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


     seasoning of the book of business. In addition, a significant change in size of the Company's portfolio underlying the unallocated non-specific reserves, such as through the expiration of policies or the refunding or recapture of insured exposures, could require an adjustment to default factors or the Company's level of unallocated non-specific reserves. To date, the Company's evaluation of these qualitative factors has not led the Company to adjust the default factors or its level of unallocated non-specific reserves.

     Once a case reserve is established with respect to an insured credit, an offsetting adjustment typically is made to the non-specific reserve. This offsetting adjustment may or may not be on a dollar-for-dollar basis, depending on the size of the necessary case reserve and the sufficiency of the non-specific reserve with respect to the other credits in the Company's portfolio. In addition, the establishment of case reserves may require a provision beyond what is included in non-specific reserves. The establishment of reserves can reduce the Company's net income when unallocated non-specific reserves are increased, when allocated non-specific reserves are established in an amount that exceeds unallocated non-specific reserves, or when case reserves are established in an amount that exceeds non-specific reserves. Conversely, a reduction of reserves, due to improved economic conditions or a cure of a default with respect to a specific credit for which a case reserve has been established, or otherwise, can lead to an increase in the company's net income.

     The Company discounts financial guaranty case reserves arising from defaults that involve claim payments over an extended period of time. The discount rate corresponds to the Company's individual statutory investment yield of 4.14% in 2004, compared to a range of 4.05% and 4.75% in 2003 (different rates were used for Radian Re and Radian Asset prior to their merger in 2004). Discounted liabilities at December 31, 2004 were $5.8 million, net of discounts of $0.2 million, compared to discounted liabilities of $17.5 million, net of discounts of $3.2 million at December 31, 2003. The Company does not discount its non-specific reserves.

     As an insurance enterprise, the Company relies principally on SFAS No. 60, "Accounting and Reporting by Insurance Enterprises," in establishing loss reserves with respect to its financial guaranty business. With respect to its case reserves, the Company follows the guidance of SFAS No. 60 regarding the establishment of reserves upon the occurrence of an insured event. Although SFAS No. 60 provides guidance to insurance enterprises, it was adopted before the financial guaranty industry came into prominent existence and it does not comprehensively address the unique attributes of financial guaranty insurance. For example, SFAS No. 60 prescribes differing reserving treatment depending on whether a contract fits within SFAS No. 60's definition of a short-duration contract or a long-duration contract. Financial guaranty contracts have elements of long-duration insurance contracts in that they are irrevocable and extend over a period that may extend 30 years or more but are reported for regulatory purposes as property and liability insurance, normally considered short-duration contracts. Because of these ambiguities in the application of SFAS No. 60 to the Company's loss reserving policy, the Company does not believe that SFAS No. 60 alone provides sufficient guidance for the Company's reserving policy, particularly with respect to the establishment of non-specific reserves before an insured event occurs. As a result, the Company and, to the Company's knowledge, other members of the financial guaranty industry, supplement the principles of SFAS No. 60 with those of SFAS No. 5, "Accounting for Contingencies," which calls for the establishment of reserves when it is probable that a liability has been incurred at the date of the financial statements and the amount of loss can be reasonably estimated. The Company also relies by analogy on SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and EITF Issue No. 85-20, "Recognition of Fees for Guaranteeing a Loan," which state that a guarantor should perform an ongoing assessment of the probability of loss to determine if a liability (and a loss) should be recognized under SFAS No.
     5. The establishment of non-specific reserves for credits that have not yet defaulted is a practice followed by the entire financial guaranty industry, although the Company acknowledges that there may be differences in the specific methodologies used by other financial guarantors in establishing these reserves. The Company believes that its financial guaranty loss reserve policy is

                           RADIAN ASSET ASSURANCE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


     appropriate under the applicable accounting literature, and that it best reflects the fact that credit-based insurance involves a gradual deterioration of credit over time. However, because of the lack of specific accounting literature comprehensively addressing the unique attributes of financial guaranty contracts, the accounting principles applicable to the Company's loss reserving policy are subject to change.

     In January and February of 2005, the Company discussed with the Securities and Exchange Commission ("SEC") staff, both separately and together with other members of the financial guaranty industry, the differences in loss reserve practices followed by different financial guaranty industry participants. The Company understands from those discussions that the FASB staff is considering whether additional accounting guidance is necessary to address the financial guaranty industry. When and if the FASB or the SEC reaches a conclusion on this issue, the Company and the rest of the financial guaranty industry may be required to change some aspects of their accounting policies. If the FASB or the SEC were to determine that the Company should account for its financial guaranty contracts differently, for example by requiring them to be treated solely as one or the other of short-duration or long-duration contracts under SFAS No. 60, this determination could impact the Company's accounting for loss reserves, premium revenue and deferred acquisition costs, all of which are covered by SFAS No. 60. Management is unable to estimate what impact, if any, the ultimate resolution of this issue will have on the Company's financial condition or operating results.

     Trade Credit and Surety Losses and LAE

     Reserves for losses and LAE for the other lines of business, primarily trade credit reinsurance, are established solely under SFAS No. 60 because the Company believes that the nature of the trade credit business fits within the short-duration contract framework of SFAS No. 60. These reserves are based on reports and individual loss estimates received from ceding companies, net of anticipated estimated recoveries under salvage and subrogation rights. The time lag in receiving reports on individual loss estimates in trade credit reinsurance is generally three to six months. The Company uses historical loss information and makes inquiries to the cedants of known events as a means of validating its loss assumptions while awaiting more formal updated reports. Any differences in viewpoints are resolved expeditiously and have historically not resulted in material adjustments. In addition, a reserve is included for losses and LAE incurred but not reported ("IBNR"), on trade credit insurance. With respect to receiving reports on individual loss estimates in the other lines of reinsurance business, the Company has historically experienced prompt reporting and consistent results in determining reserves. In addition, the frequency of loss in the other lines of reinsurance business is low.

     Van Am's estimated liability for losses and loss adjustment expenses is determined using both internal information (Van Am's loss reports, individual case information and past loss experience) and industry-wide loss data. Due to the nature of Van Am's business, there are uncertainties in the predictability of claims severity and incidence.

     The following table shows the Company's case and non-specific reserves for losses and loss adjustment expenses for its financial guaranty business, and case reserves and IBNR related to the non-financial guaranty businesses (in thousands):


                                         Financial Guaranty                       Trade Credit and Surety
                         ------------------------------------------------      -----------------------------
                                            Non-Specific    Non-Specific
                              Case           Allocated       Unallocated          Case
                            Reserves         Reserves         Reserves           Reserves           IBNR            Total
                         ------------------------------------------------      ------------     ------------     ------------

Balance at
  December 31, 2001      $     34,518      $         --      $     47,228      $     28,789     $     11,086     $    121,621
Less Reinsurance
  Recoverable                      --                --                --               190               23              213
                         ------------      ------------      ------------      ------------     ------------     ------------
Net Loss Reserves at
  December 31, 2001            34,518                --            47,228            28,599           11,063          121,408
Total Incurred                     --                --            12,588            30,075            3,325           45,988
Transfers                      11,809                --           (11,809)               --               --
Total Paid                     25,292                --                --            21,935               --           47,227
                         ------------      ------------      ------------      ------------     ------------     ------------
Net Loss Reserves at
  December 31, 2002            21,035                --            48,007            36,739           14,388          120,169
Plus Reinsurance
  Recoverable                      --                --                --             2,086               87            2,173
                         ------------      ------------      ------------      ------------     ------------     ------------
Loss Reserves at
  December 31, 2002            21,035                --            48,007            38,825           14,475          122,342
Less Reinsurance
  Recoverable                      --                --                --             2,086               87            2,173
                         ------------      ------------      ------------      ------------     ------------     ------------
Net Loss Reserves at
  December 31, 2002            21,035                --            48,007            36,739           14,388          120,169
Total Incurred                     --                --           128,053            29,005            8,373          165,431
Transfers                      12,363           117,000          (129,363)               --               --               --
Total Paid                       (128)               --                --            27,703               --           27,575
                         ------------      ------------      ------------      ------------     ------------     ------------
Net Loss Reserves at
  December 31, 2003            33,526           117,000            46,697            38,041           22,761          258,025
Plus Reinsurance
  Recoverable                      --                --                --             1,869              449            2,318
                         ------------      ------------      ------------      ------------     ------------     ------------
Loss Reserves at
  December 31, 2003            33,526           117,000            46,697            39,910           23,210          260,343
Less Reinsurance
 Recoverable                       --                --                --             1,869              449            2,318
                         ------------      ------------      ------------      ------------     ------------     ------------
Net Loss Reserves at
  December 31, 2003            33,526           117,000            46,697            38,041           22,761          258,025
Total Incurred                     --                --            21,634            23,111            6,830           51,575
Transfers                     118,833          (107,250)          (11,583)               --               --               --
Total Paid                     60,454                --                --            37,304               --           97,758
Foreign Exchange
  Adjustment                       --                --                --             1,086            1,039            2,125
Net Loss Reserves at
  December 31, 2004            91,905             9,750            56,748            24,934           30,630          213,967
Plus Reinsurance
  Recoverable                      --                --                --             1,654              581            2,235
                         ------------      ------------      ------------      ------------     ------------     ------------
Loss Reserves at
  December 31, 2004      $     91,905      $      9,750      $     56,748      $     26,588     $     31,211     $    216,202
                         ============      ============      ============      ============     ============     ============

                           RADIAN ASSET ASSURANCE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


     The Company periodically evaluates its estimates for losses and LAE and adjusts such reserves based on its actual loss experience, mix of business and economic conditions. Changes in total estimates for losses and LAE are reflected in current earnings. The Company believes that its total reserves for losses and LAE are adequate to cover the ultimate cost of all claims net of reinsurance recoveries. Setting the loss reserves involves significant reliance upon estimates with regard to the likelihood, magnitude and timing of a loss. The models and estimates the Company uses to establish loss reserves may not prove to be accurate, especially during an extended economic downturn. There can be no assurance that the Company has correctly estimated the necessary amount of reserves or that the reserves established will be adequate to cover ultimate losses on incurred defaults.

     Federal Income Taxes

     The Company provides for income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). As required under SFAS No. 109, the Company's deferred tax assets and liabilities are recognized under the liability method which recognizes the future tax effect of temporary differences between the amounts recorded in the Consolidated Financial Statements and the tax bases of these amounts. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled.

     The Company, as a financial guaranty insurance writer, is eligible for a tax deduction, subject to certain limitations, under Section 832(e) of the Internal Revenue Code for amounts required by State law or regulation to be set-aside in statutory contingency reserves. The deduction is allowed only to the extent that the Company purchases non-interest-bearing U. S. Mortgage Guaranty Tax and Loss Bonds issued by the Treasury Department in an amount equal to "the tax benefit derived" from deducting any portion of the Company's statutory contingency reserves.

     Derivative Instruments and Hedging Activities

     The Company accounts for derivatives under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended and interpreted. In general, SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their respective fair values. All derivative instruments are recognized on the Consolidated Balance as either assets or liabilities, depending on the rights or obligations under the contracts. Transactions that the Company has entered into that are accounted for under SFAS No. 133 as amended, included convertible debt securities, a foreign currency forward hedge, selling credit protection in the form of credit default swaps and certain financial guaranty contracts that are considered credit default swaps.

     The Company entered into a foreign currency forward hedge, with Radian, to protect itself from exchange rate fluctuations related to the receipt of premium installments, received from third parties, denominated in Euros during the period from June 2004 through December 2008. The transaction is accounted for as a fair value hedge. Radian entered into a reverse hedge with an unrelated party. The hedge guarantees that Euros received by the Company over the contract's life will be translated at a rate equal to the rate at the inception of the policy of approximately 0.83 Euros to the Dollar. The fair vale of $0.1 million as of December 31, 2004 is included in other assets on the Consolidated Balance Sheets, and approximately $0.1 million is reflected in accumulated other comprehensive income.

                           RADIAN ASSET ASSURANCE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


     Credit default swaps and certain financial guaranty contracts that are accounted for under SFAS No. 133 are part of the Company's overall business strategy of offering financial guaranty protection to its customers. The investment in convertible debt securities and the sale of credit protection in the form of credit default swaps do not qualify as hedges under SFAS No. 133, so changes in their fair value are included in current earnings in the periods presented in the Consolidated Statements of Income. Net gains and losses on credit default swaps and certain other financial guaranty contracts are included in the credit derivative reserves in assets or liabilities on the Consolidated Balance Sheets. Settlements under derivative financial guaranty contracts are charged against these assets and liabilities. On a limited basis, the Company engages in derivative settlements to mitigate counterparty exposure and to provide additional capacity to its customers. During 2004 and 2003, the Company received $4.8 million and $11.6 million, respectively, as settlement proceeds on derivative financial guaranty contracts and paid $16.5 million and $14.1 million, respectively, as settlement on derivative financial guaranty. There were no settlements in 2002.

     SFAS No. 133 requires that the Company split the convertible debt securities in its investment portfolio into the derivative and debt security components. Over the term of the securities, changes in the fair value of debt securities available for sale are recorded in the Company's Consolidated Statement of Shareholder's Equity through accumulated other comprehensive income or loss. Concurrently, a deferred tax liability or benefit is recognized as the recorded value of the fixed-maturity security increases or decreases. A change in the fair value of the derivative is recorded as a gain or loss in the Company's Consolidated Statements of Income.

     Origination costs of these contracts are expensed as incurred.

     A summary of the Company's derivative information as of and for the periods indicated is as follows (in millions):


                                                            Year Ended
                                                            December 31
                                                    ----------------------------
                                                        2004           2003
                                                    ----------------------------
Balance Sheet
Trading Securities
  Amortized cost                                    $      16.8     $      13.8
  Fair value                                               22.4            14.8

Derivative Financial Guaranty Contracts
  Notional value                                    $  12,470.6     $  16,620.1
                                                    ===========     ============

  Gross gains                                       $      74.9     $      57.5
  Gross losses                                             49.6            73.6
  Net gains (losses)                                $      25.3     $     (16.1)
                                                    ===========     ============

The following table presents information related to net gains/(losses) on derivative financial guaranty contracts (included in assets or liabilities on the Consolidated Balance Sheets in millions).


                                                    ----------------------------
                                                       2004            2003
                                                    ----------------------------
Balance at January 1                                $    (16.1)     $     (17.6)
Net gains (losses) recorded                               29.7             (1.0)
Settlements of derivatives contracts:
    Receipts                                        $     (4.8)     $     (11.6)
    Payments                                              16.5             14.1
                                                    -----------     ------------
Balance at December 31                              $     25.3      $     (16.1)
                                                    -----------     ------------

                           RADIAN ASSET ASSURANCE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


The components of the change in fair value of derivative instruments are as follows (in millions):

                                                            Year Ended
                                                            December 31
                                                 ------------------------------
                                                   2004       2003         2002
     Income Statement
     Trading Securities                          $   4.6    $   1.4     $  (0.8)
     Derivative Financial Guaranty Contracts        29.7       (1.0)      (12.7)
                                                 -------    -------     -------
         Net gains (losses)                      $  34.3    $   0.4     $ (13.5)
                                                 =======    =======     =======

     The application of SFAS No. 133, as amended, could result in volatility from period to period in gains and losses as reported on the Company's Consolidated Statements of Income. These gains and losses result primarily from changes in corporate credit spreads, changes in the creditworthiness of underlying corporate entities and the equity performance of the entities underlying the Company's convertible securities. The Company is unable to predict the effect this volatility may have on its financial position or results of operations.

     In April 2003, the FASB issued SFAS No. 149, "Amendment of FASB Statement No. 133 on Derivative Instruments and Hedging Activities." This Statement amends and clarifies financial accounting and reporting for derivative instruments and for hedging activities under SFAS No. 133. This Statement improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except for the provisions of this Statement that relate to SFAS No. 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003 and for hedging relationships designated after June 30, 2003. The Company has applied all provisions prospectively except for the provisions that relate to SFAS No. 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, which are applied in accordance with their respective effective dates. The implementation of this Statement did not have a material impact on the Company's financial statements.

     New Accounting Pronouncements

     In December 2004, the FASB issued Statement 123 (revised 2004) ("SFAS No. 123R") that will require compensation costs related to share-based payment transactions to be recognized in the financial statements. The compensation costs, with limited exceptions, will be measured based on the grant-date fair value of the equity or liability instrument issued. Liability awards will be required to be re-measured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. SFAS No. 123R replaces SFAS No. 123 and supersedes APB 25. This statement is effective for interim periods beginning after June 15, 2005 and applies to all awards granted after the effective date and requires the reporting of the cumulative effect of applying this statement as of this date. In management's opinion, SFAS No. 123R will not have a material effect on the Company's financial statements.

     In December 2003, the FASB revised SFAS No. 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits." This revision is intended to improve financial statement disclosures for defined benefit plans. The standard requires that companies give more details about their plan assets, benefits obligations, cash flows, benefit costs and other relevant information. This standard is effective for fiscal years ending on or after December 15, 2003. The required disclosure has been included in the Company's notes to financial statements.

                           RADIAN ASSET ASSURANCE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


     In May 2003, the FASB issued SFAS No. 150, "Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 amends certain paragraphs of FASB Statements No. 128 and No. 133 and is effective for financial instruments entered into or modified after May 31, 2003. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires an issuer to classify a financial instrument that is within its scope as a liability (or an asset, in some circumstances). SFAS No. 150 has not had a material impact on the Company's financial statements. The FASB is addressing certain implementation issues associated with the application of SFAS No. 150. In October 2003, the FASB decided to defer certain provisions of SFAS No. 150 related to mandatory redeemable financial instruments representing noncontrolling interests in subsidiaries included in consolidated financial statements. The Company will monitor the actions of the FASB and assess the impact, if any, that these actions may have on the Company's financial statements.

     In January 2003, the FASB issued FASB Interpretation ("FIN") No. 46, "Consolidation of Variable Interest Entities." FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. In December 2003, FIN 46 was revised in FIN 46R. FIN 46R scopes out many but not all businesses, as business is defined in FIN 46. The FASB partially delayed FIN 46's implementation until no later than the end of the first reporting period after March 15, 2004. Currently, the Company is not the primary beneficiary of a variable interest entity. In management's opinion, FIN 46R did not have a material effect on the Company's financial statements.

     Cash and Cash Equivalents

     The Company considers all highly liquid short-term investments with an original maturity of three months or less to be cash equivalents.

3.   INSURANCE REGULATORY MATTERS

     The consolidated financial statements are prepared on a GAAP basis, which differs, in certain material respects from accounting practices prescribed or permitted by insurance regulatory authorities, including the New York State Insurance Department. The significant differences result from statutory accounting practices, which treat premiums earned, policy acquisition costs, deferred income taxes, investments in fixed maturities, loss reserves and derivative instruments differently.

     Radian Asset's statutory capital and surplus at December 31, 2004 and 2003 was $1,003.7 million and $823.1 million, respectively, as reported to the insurance regulatory authority. Radian Asset's statutory net income for the years ended December 31, 2004, 2003 and 2002 was $42.4 million, $139.4 million and $104.8 million, respectively, as reported to the insurance regulatory authority.

     The New York Insurance Law establishes single-risk limits applicable to all obligations issued by a single entity and backed by a single revenue source. Under the limit applicable to municipal bonds, the insured average annual debt service for a single risk, net of reinsurance and collateral, may not exceed 10% of the sum of the insurer's policyholders' surplus and contingency reserves. In addition, insured principal of municipal bonds attributable to any single risk, net of reinsurance and collateral, is limited to 75% of the insurer's policyholders' surplus and contingency reserves. Additional single risk limits, which generally are more restrictive than the municipal bond single risk limit, are also specified for several other categories of insured obligations.

                           RADIAN ASSET ASSURANCE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


4.   RESTRICTED CASH AND INVESTMENTS

     Under agreements with its cedants and in accordance with statutory requirements, the Company maintains fixed maturities and short-term investments in trust accounts for the benefit of reinsured companies and for the protection of policyholders in states that the Company is not licensed. The carrying amount of such restricted balances amounted to approximately $60.0 million and $80.9 million at December 31, 2004 and 2003, respectively.

5.   INVESTMENTS

The following is a summary of the Company's investments at December 31, 2004 and 2003 (in thousands):


                                                     Gross             Gross
                                  Amortized       Unrealized         Unrealized          Fair             Carrying
2004                                Cost             Gains             Losses            Value             Value
------------                    ------------      ------------      ------------      ------------      ------------
Fixed Maturities Available
for Sale

U.S. Government
   securities                   $     32,382      $        663      $        150      $     32,895      $     32,895
U.S. Government sponsored
   enterprises                        23,579                76               160            23,495            23,495
States, municipalities and
   political subdivisions          1,477,714            67,279             1,346         1,543,647         1,543,647
All other corporate fixed
   maturities                         52,604             2,688                95            55,197            55,197
Mortgage and other asset-
   backed securities                 102,532               946               516           102,962           102,962
Private placements                    34,370             2,360             1,054            35,676            35,676

Foreign government                    97,173             2,732                64            99,841            99,841
Redeemable preferred stock            28,304             2,751                37            31,018            31,018
Convertible bonds                     81,263             3,049               627            83,685            83,685
                                ------------      ------------      ------------      ------------      ------------
Total fixed maturities             1,929,921            82,544             4,049         2,008,416         2,008,416
    available for sale
Trading securities                    16,848             7,146             1,558            22,436            22,436
Common stock                             931               118                 0             1,049             1,049
Short-term investments               112,452                --                --           112,452           112,452
Total investments               $  2,060,152      $     89,808      $      5,607      $  2,144,353      $  2,144,353
                                ============      ============      ============      ============      ============

                           RADIAN ASSET ASSURANCE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


                                                     Gross             Gross
                                 Amortized         Unrealized        Unrealized          Fair            Carrying
2003                               Cost              Gains             Losses            Value             Value
------------                    ------------      ------------      ------------      ------------      ------------
Fixed Maturities Available
  for Sale

U.S. Government
  securities                    $     33,152      $        660      $        178      $     33,634      $     33,634
U.S. Government sponsored
  enterprises                         11,531                37                77            11,491            11,491
States, municipalities and
  political subdivisions           1,332,939            62,843             2,088         1,393,694         1,393,694
All other corporate fixed
  maturities                          51,109             2,409               179            53,339            53,339
Mortgage and other asset-
  backed securities                  107,787             1,194               207           108,774           108,774
Private placements                    59,191                --                --            59,191            59,191
Foreign government                    79,851               215               307            79,759            79,759
Redeemable preferred stock            30,792             3,795               331            34,256            34,256
Convertible bonds                     69,294             3,051                --            72,345            72,345
                                ------------      ------------      ------------      ------------      ------------
Total fixed maturities
  available for sale               1,775,646            74,204             3,367         1,846,483         1,846,483
Trading securities                    13,781             3,333             2,294            14,820            14,820
Common stock                           3,524             1,342                --             4,866             4,866
Short-term investments               123,699                --                --           123,699           123,699
                                ------------      ------------      ------------      ------------      ------------
       Total investments        $  1,916,650      $     78,879      $      5,661      $  1,989,868      $  1,989,868
                                ============      ============      ============      ============      ============

The amortized cost and estimated fair value of fixed maturities at December 31, 2004 by contractual maturity are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                     Amortized        Fair
                                                       Cost           Value
                                                     ---------      ---------
Fixed maturities, available for sale
Due in one year or less                               $ 58,852      $61,232
Due after one year through five years                  229,376        234,924
Due after five years through ten years                 291,246        302,916
Due after ten years                                  1,350,447      1,409,344
                                                     ---------      ---------
                                                     $1,929,921     $2,008,416
                                                     =========      =========

Proceeds from sales and maturities of investments in fixed maturities during 2004, 2003 and 2002 were approximately $418.4 million, $512.3 million and $687.7 million, respectively. Gross gains of $9.8 million, $12.5 million and $12.5 million, were realized on those sales in 2004, 2003 and 2002, respectively. Gross losses of $2.3 million, $2.0 million and $9.5 million, respectively, were realized on those sales in 2004, 2003 and 2002, respectively.

Sources of the Company's consolidated net investment income are as follows (in thousands):


                                                     Years Ended December 31,
                                             ---------------------------------------
                                                2004          2003            2002
Fixed maturities and trading securities      $  84,624      $  77,210      $  68,707
Common stock                                        36             11             16
Short-term investments                             956            823          1,158
Other                                               71              2             --
                                             ---------      ---------      ---------
    Total investment income                     85,687         78,046         69,881
 Investment expenses                             1,773          1,583            735
                                             ---------      ---------      ---------
   Net investment income                     $  83,914      $  76,463      $  69,146
                                             =========      =========      =========





At December 31, 2004, 160 fixed-maturity investments available for sale had gross unrealized losses of $4.0 million. The following table shows the length of time and the number of such securities that have been in an unrealized loss position, as measured by their month-end fair values (in thousands):




                                           Number of
                                           Securities          Fair Value         Amortized Cost     Unrealized Loss
                                         --------------      --------------      --------------      --------------
Less than 6 months                                   84      $      108,591      $      109,576      $          984
6 to 9 months                                        16              58,473              59,973               1,501
9 to 12 months                                        3               6,651               6,760                 109
More than 12 months                                  47              47,325              46,180               1,145
                                         --------------      --------------      --------------      --------------
      Subtotal                                      150             219,895             223,634               3,739
U.S. Treasury and Agency securities                  10              30,833              31,143                 310
                                         --------------      --------------      --------------      --------------
      Total                                         160      $      250,728      $      254,777      $        4,049
                                         ==============      ==============      ==============      ==============


None of the 160 securities have been in an unrealized loss position of 20% or more of that security's amortized cost for more than 12 months. As of December 31, 2004, all of the common stock was in an unrealized gain position.

The contractual maturity of securities in an unrealized loss position at December 31, 2004 was as follows (in thousands):


                                                         Fair Value         Amortized Cost       Unrealized Loss
                                                       ---------------      ---------------      ---------------
2005                                                   $        22,753      $        22,808      $            55
2006 - 2009                                                     35,920               36,246                  326
2010 - 2014                                                     34,305               35,831                1,526
2015 and later                                                 120,689              122,278                1,589
Mortgage-backed and other asset-backed securities               35,771               36,287                  516
Redeemable preferred stock                                       1,290                1,327                   37
                                                       ---------------      ---------------      ---------------
      Total                                            $       250,728      $       254,777      $         4,049
                                                       ===============      ===============      ===============

6.   INCOME TAXES

     The Company is part of the consolidated federal income tax return of Radian. Subject to the provisions of an inter-company tax sharing agreement, income tax allocations are based upon separate return calculations on a "pro-forma" basis.

The components of the Company's income tax expense are as follows (in thousands):


                                                   Years Ended December 31,
                                           -------------------------------------------
                                              2004            2003             2002
                                           ----------      ----------       ----------

Current income tax expense                 $   16,655      $   14,026       $   38,202
Deferred income tax expense (benefit)          27,143          (8,047)          (5,110)
                                           ----------      ----------       ----------
    Tax expense                            $   43,798      $    5,979       $   33,092
                                           ==========      ==========       ==========

The following table reconciles the tax provision calculated at the federal statutory rate of 35% to the actual tax expense (in thousands):


                                                      Years Ended December 31,
                                               --------------------------------------------
                                                  2004             2003            2002
                                               ----------       ----------       ----------
Tax provision at statutory rate                $   61,687       $   23,903       $   49,764
State, local and foreign taxes                         65              241              164
Tax exempt interest and dividends                 (20,247)         (17,883)         (14,847)
Change in valuation allowance                          --             (875)            (964)
Prior-year adjustments                                579               --            1,746
Intercompany tax forgiveness                           --               --           (3,681)
Non-deductible Radian expense allocations           1,168               --               --
Other                                                 546              593              910
                                               ----------       ----------       ----------
    Tax expense                                $   43,798       $    5,979       $   33,092


The components of the deferred income tax assets and liabilities as of December 31, 2004 and 2003 are as follows (in thousands):


                                                    December 31, 2004                         December 31, 2003
                                            ----------------------------------      ----------------------------------
                                                Assets        Liabilities             Assets              Liabilities
                                            --------------      --------------      --------------      --------------
Contingency reserves                        $           --      $       12,774      $           --      $       26,250
Deferred policy acquisition costs                       --              45,835                  --              45,627
Deferred premium revenue                                --              11,303                  --              12,786
Unrealized capital gains/losses                         --              27,509                  --              25,323
Credit derivatives reserve                              --               3,795               5,637                  --
Foreign currency exchange gains/losses                  --               6,423                  --               2,491
Deferred loss on impaired investments                2,103                  --               2,103                  --
Capital loss carryforward                            1,021                  --               1,998                  --
Losses and LAE reserves                             24,546                  --              60,169                  --
Accrued expenses                                     1,400                  --               1,444                  --
Other                                                2,643                  --                  --               1,539
                                            --------------      --------------      --------------      --------------
    Total                                   $       31,713      $      107,639      $       71,351      $      114,016
                                            --------------      --------------      --------------      --------------

7.   SHAREHOLDER'S EQUITY AND DIVIDENDS

     The New York Insurance Law requires financial guaranty insurers to maintain a minimum shareholder's surplus of $65.0 million. When added to the minimum shareholder's surplus of $3.4 million required for the other lines of insurance that Radian Asset is licensed to write, Radian Asset is required to have an aggregate minimum shareholder's surplus of $68.4 million. FSA regulations require RAAL to maintain a minimum shareholder's surplus of $0.5 million.

     Enhance Financial contributed capital to Radian Asset of $65.0 million, $100.0 million and $150.0 million, respectively, in 2004, 2003 and 2002. These capital contributions are reflected in the consolidated statements of shareholder's equity.

     In August 2003, Radian Asset increased its authorized share capital from $15.0 million to $19.0 million, an increase of $4.0 million, by authorizing 4,000.08 shares of perpetual preferred stock ("PPS") having a par value of $1,000 per whole share. The PPS may not be issued without the approval of the New York State Insurance Department. None of the PPS was issued as of December 31, 2004. Dividend payments on PPS will be cumulative only if Radian Asset pays dividends on its common stock.

     The PPS was authorized in conjunction with the placement of a $150.0 million soft capital facility in September 2003. In accordance with this transaction, Radian Asset entered into a series of three perpetual put options on its PPS with Radian Asset Securities Inc. ("RASI"), a newly formed affiliate and wholly-owned subsidiary of Radian. RASI, in turn, entered into a series of three perpetual put options on its owned preferred stock (on substantially identical terms to the Radian Asset preferred stock). The counterparties to the RASI put options are three trusts established by two major investment banks. The trusts were created as a vehicle for providing capital support to Radian Asset by allowing Radian Asset to obtain immediate access to additional capital at its sole discretion at any time through the exercise of one or more of the put options. If all of the Radian Asset put options were exercised, Radian Asset would receive up to $150 million in return for the issuance of its own PPS, the proceeds of which would be available for any purpose, including the payment of claims. Dividend payments on the preferred stock will be cumulative only if Radian Asset pays dividends on its common stock. Each trust will be restricted to holding high-quality, short-term commercial paper investments to ensure that it can meet its obligations under the put option. To fund these investments, each trust will issue its own auction market perpetual preferred stock. Each trust is currently rated "A" by each of Standard & Poor's Rating Service, a division of The McGraw-Hill Companies, Inc. (S&P) and Fitch Rating Service ("Fitch"). The initial costs to issue this facility were recorded as a reduction to additional paid-in capital. Radian Asset incurred capital issuance costs of $2.4 million in 2003. Ongoing costs of the put premium are charged to other operating expenses.

     Under the New York Insurance Law, the Company may declare or distribute dividends only out of earned surplus. The maximum amount of dividends, which may be paid by the Company to Enhance Financial without prior approval of the Superintendent of Insurance, is subject to restrictions relating to statutory surplus and net investment income as adjusted as defined by statute. The Company paid no dividends to Enhance Financial in 2004, 2003 and 2002. At December 31, 2004, the Company had $100.4 million available for dividend distribution.

     Dividends paid to Van Am by Van Am Insurance are restricted by regulatory requirements of the Kentucky Commissioner of Insurance (the "Commissioner"). Generally, the maximum dividend that may be paid without prior approval of the Commissioner is limited to the lesser of the prior year's statutory net income or 10% of statutory surplus at the beginning of the year and can only be paid out of accumulated realized profits. At December 31, 2004, Van Am Insurance could pay no dividends without regulatory approval.

8.   FAIR VALUES OF FINANCIAL INSTRUMENTS

     The Company has determined the following estimated fair value amounts using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     Fixed Maturity Securities - The fair values of fixed maturity securities are based on quoted market prices or dealer quotes.

     Common Stocks - The fair values of equity securities, are based on quoted market prices or dealer quotes. For investments that are not publicly traded, management has made estimates of fair value that consider investees' financial results, conditions and prospects, and the values of comparable public companies.

     Trading Securities - The fair values of trading securities are based on quoted market prices, dealer quotes or estimates using quoted market prices for similar securities.

     Short-term Investments - Fair values of short-term investments are assumed to equal cost.

     Credit Derivatives - The fair values of derivative financial guaranty contracts are derived from internally generated models. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessarily required to interpret market data to develop the estimates of fair value.

     The carrying amounts and estimated fair values of these financial instruments are as follows (in thousands):


                                         December 31, 2004                             December 31, 2003
                               --------------------------------------     ---------------------------------------
                                  Carrying            Estimated Fair             Carrying         Estimated Fair
                                   Amount                 Value                   Amount               Value
Assets:
Fixed maturity securities      $      2,008,416      $      2,008,416      $      1,846,483      $      1,846,483
Trading securities                       22,436                22,436                14,820                14,820
Common stock                              1,049                 1,049                 4,866                 4,866
Short-term investments                  112,452               112,452               123,699               123,699
Credit derivatives                       25,309                25,309                    --                    --

Liabilities:
Credit derivatives                           --                    --                16,103                16,103



9.   INSURANCE IN FORCE


     The Company, through Radian Asset, principally insures and reinsures public finance and structured finance obligations issued to support public and private borrowing arrangements, including commercial paper, bond financings, and similar transactions. Financial guaranty insurance provides an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest when due. Financial guaranty reinsurance indemnifies the primary insurance company for a portion or all of the loss that may be sustained under a policy.

     The Company's potential liability in the event of nonperformance by the issuer of the insured obligation is represented by its proportionate share of the aggregate outstanding principal and interest payable ("insurance in force") on such insured obligation. At December 31, 2004 and 2003, the Company's aggregate insurance in force was $101.6 billion and $117.9 billion, respectively. The Company's insured portfolio as of December 31, 2004 and 2003, was broadly diversified by geographic and bond market sector with no single credit representing more than .04% and .03%, respectively, of the Company's net insurance in force.

     The composition of the Company's financial guaranty insurance in force by type of issue and by state of issue was as follows:


   Type of Issue
     In billions                                        December 31,
                                                -----------------------------
Public Finance                                   2004                   2003
General Obligations                             $ 22.2                 $ 23.2
Healthcare                                        14.5                   15.8
Utilities                                         10.4                   13.6
Transportation                                     9.1                   12.8
Tax Backed                                         7.2                    7.3
Education                                          6.4                    6.7
Investor Owned Utilities                           3.2                    4.6
Other Municipal                                    3.1                    3.3
Housing                                            1.3                    2.6
Long Term Care                                     1.8                    1.9
     Total Public Finance                         79.2                   91.8

Structured Finance
Collateralized Bond Obligations                   13.4                   10.6
Asset Backed - Consumer                            3.2                    7.6
Asset Backed - Mortgage                            2.2                    2.4
Asset Backed - Commercial                          2.1                    3.8
Other Structured Finance                           1.5                    1.7
     Total Structured Finance                     22.4                   26.1
     Total                                      $101.6                 $117.9

   State of Issue
     In billions                                         December 31,
                                                -----------------------------
                                                 2004                   2003
  New York                                      $ 19.1                 $ 16.6
  California                                       9.0                   10.9
  Texas                                            5.9                    6.6
  Florida                                          4.7                    5.4
  Pennsylvania                                     4.5                    5.0
  Illinois                                         4.3                    4.8
  Massachusetts                                    2.9                    4.0
  Other (each less than 3.5%)                     51.2                   64.6
      Total                                     $101.6                 $117.9

     The Company manages its exposure to credit risk through a structured underwriting process which includes detailed credit analysis, review of primaries' underwriting guidelines, surveillance policies and procedures, and the use of reinsurance.

10.  BONDS ISSUED AND COLLATERAL

     The Company, through Van Am, issues and assumes reclamation bonds in the normal course of business. As of December 31, 2004 and 2003, the Company had retained bonds and assumed risk related to bonds with a face amount of approximately $14.7 million and $17.3 million, respectively.

     The Company, through Van Am, requires the insured to deposit collateral in an escrow account, ranging from 8% to 100% of the face amount of the respective bonds depending on the insured's financial position. Such collateral may be used by the Company to satisfy claims or bond default. At December 31, 2004 and 2003, such collateral held in escrow (related to the Company retained business and not recognized in the Company's financial statements) totaled approximately $1.4 million and $1.2 million, respectively.

11.  RELATED PARTY TRANSACTIONS

     The Company has reinsurance agreements with various affiliates. Reinsurance assumed and ceded with affiliates under these agreements for the three years ended at December 31, 2004, 2003 and 2002, are as follows (in millions):



                                     2004                      2003                       2002
                           -----------------------------------------------------------------------------
                           Reinsurance  Reinsurance  Reinsurance  Reinsurance   Reinsurance  Reinsurance
                             Assumed       Ceded       Assumed       Ceded        Assumed       Ceded
                           -----------------------------------------------------------------------------
Premiums written             ($1.9)        $2.2         $7.3         $8.3          $16.9        $  -
Commissions                   (1.5)         0.2          1.1          0.6            2.3           -
Incurred losses
  and loss expenses               -           -        112.9            -            8.1           -






     In 2003, the Company established $111.3 million of loss reserves related to a reinsured manufactured housing transaction originated by Conseco Finance Corp. that the Company assumed from an affiliate. The current reserve of $80.6 million as of December 31, 2004 represents the total par exposure on the transaction less claims paid in 2004 of $30.7 million. Claims are expected to be paid out over the next several years. This transaction had been performing within expectations until the beginning of 2003. The bankruptcy of Conseco Finance Corp. led to deterioration in the transaction's performance. When the Company performed its year-end review, it decided it was necessary to establish reserves for the entire exposure amount.

     Effective January 2004, the Company entered into a novation agreement with an affiliate, Radian Reinsurance (Bermuda) Ltd. ("Bermuda"). Under the agreement, the Company novated trade credit business assumed from an affiliate. The Company's rights, obligations and responsibilities in respect of the trade credit business were novated and transferred to Bermuda, consisting of unearned premiums of $5.0 million, commissions of $1.9 million and losses and LAE reserves of $11.1 million. This transaction had no impact on premiums earned, losses and LAE incurred or on the Company's consolidated results of operations.

     The Company and Enhance Financial share common operating expenses in accordance with an expense sharing agreement, which has been approved by the New York State Insurance Department. The Company's expense under this agreement was $3.9 million, $4.6 million and $3.8 million for the years ended December 31, 2004, 2003 and 2002, respectively.

     The Company, Enhance Financial and certain of its other wholly-owned subsidiaries are part of a services agreement with its ultimate parent, Radian, which has been approved by the New York State Insurance Department. The service agreement was effective on April 1, 2003. The Company was charged $30.2 million and $20.2 million, respectively, for services provided under this agreement for the years ended December 31, 2004 and 2003.

     Enhance Financial has been funding Van Am in order for Van Am to be able to meet its obligations and capital requirements. Intercompany loan balances at December 31, 2004 and 2003 were $2.4 million. During 2003, Van Am paid $0.4 million of intercompany loans. Van Am made no intercompany loan payments in 2004. In 2003, $0.2 million of intercompany loans were forgiven by Enhance Financial and reflected in other income on Van Am.


12.  LOSSES AND LOSS ADJUSTMENT EXPENSES

     As described in Note 2, the Company establishes reserves to provide for estimated losses from claims and the estimated costs of settling claims on defaults reported and defaults that have occurred but not been reported.

     In 2003, the Company provided approximately $111.3 million of reserves on a reinsured manufactured housing transaction originated by Conseco Finance Corp that was assumed from an affiliate. This transaction had been performing within expectations until the beginning of 2003. The bankruptcy of Conseco Finance Corp. led to a deterioration in the transaction's performance. When the Company performed its year-end review, it decided it was necessary to establish reserves for the entire exposure. The current reserve at December 31, 2004 of $80.6 million represents the total par exposure on this transaction less claims paid in 2004. Claims are expected to be paid out over the next several years.

     The following table is a reconciliation of the beginning and ending balances for the reserve for losses and LAE, including case, non-specific and IBNR reserves.


In thousands                                                Years Ended December 31,
                                                  -------------------------------------------
                                                        2004             2003           2002
                                                  -----------     -----------     -----------
Balance at January 1,                             $  260,343      $  122,342       $  121,621
    Less reinsurance recoverables                      2,318           2,173              213
                                                  -----------     -----------     -----------
Net balance at January 1,                            258,025         120,169          121,408
                                                  -----------     -----------     -----------
Net incurred related to:
    Current year                                      48,411         170,123           42,438
    Prior years                                        3,164          (4,692)           3,550
                                                  -----------     -----------     -----------
Net incurred                                          51,575         165,431           45,988
                                                  -----------     -----------     -----------
Net paid related to:
    Current year                                       4,290           8,348           21,836

    Prior years                                       93,468          19,227           25,391
                                                  -----------     -----------     -----------
Net paid                                              97,758          27,575           47,227
                                                  -----------     -----------     -----------
Unrealized foreign exchange loss on reserves
revalued                                               2,125              --               --

Net balance at December 31,                          213,967         258,025          120,169
    Plus reinsurance recoverables                      2,235           2,318            2,173
                                                  -----------     -----------     -----------
Balance at December 31,                           $  216,202      $  260,343       $  122,342
                                                  ===========     ===========     ===========

     The Company incurred losses, net of recoveries, related to prior years of $3.2 million, $(4.7) million and $3.6 million, respectively, in 2004, 2003 and 2002. In 2004, the prior year development of $3.2 million is primarily due to deterioration in the surety line of business. The prior year development of $4.7 million in 2003 is attributable to the to the financial guaranty reinsurance line of business. During 2002, the Company incurred losses and LAE of $3.6 million related to prior years and is mostly attributable to the trade credit line of business.

     Losses and LAE paid, net of recoveries, were $97.8 million, $27.6 million and $47.2 million, respectively, for the years ended 2004, 2003 and 2002. In 2004, losses and LAE paid increased primarily due to a single manufactured housing transaction on which the Company paid losses of $30.7 million.

13.  COMMITMENTS AND CONTINGENCIES

     At December 31, 2004 and 2003, the Company had no leases. Under the expense allocation agreement with Enhance Financial, the Company was allocated rent expense of $3.3 million, $3.8 million and $2.6 million, respectively, for the years ended December 31, 2004, 2003 and 2002.

     Reinsurance

     In the normal course of business, the Company assumes and cedes business with other insurance and reinsurance companies. These contracts are designed to limit losses from certain risks, to protect capital and surplus, and provide greater diversification of the business. In the event that any or all of the reinsurers that the company cedes business to were unable to meet their obligations, the Company would be liable for such defaulted amounts.

     The following summarizes the effect of reinsurance on premiums written and earned (in thousands):



                                     Years Ended December 31,
                    -----------------------------------------------------------------------------------------------
                               2004                               2003                             2002
                     Written          Earned            Written          Earned           Written           Earned
                    ----------       ----------       ----------       ----------       ----------       ----------
Direct              $  147,715       $  107,125       $  178,462       $   97,734       $  135,233       $   65,601
Assumed
                        64,718          104,642          192,144          155,396          154,354          128,161
Ceded                   (3,874)          (7,157)         (10,450)          (8,297)          (8,381)         (10,394)
                    ----------       ----------       ----------       ----------       ----------       ----------
  Net premiums      $  208,559       $  204,610       $  360,156       $  244,833       $  281,206       $  183,368
                    ----------       ----------       ----------       ----------       ----------       ----------



     Ceded losses and LAE incurred were $1.4 million, $0.4 million and $4.0 million, respectively, for the years ended December 31, 2004, 2003 and 2002.

     The Company is a party to facultative and treaty agreements with four of the largest primary financial guaranty insurance companies from which the Company assumes business. The Company's facultative and treaty agreements are generally subject to termination (i) upon written notice (ranging from 90 to 120 days) prior to the specified deadline for renewal, (ii) at the option of the primary insurer if the Company fails to maintain certain financial, regulatory and rating agency criteria which are equivalent to or more stringent than those Radian Asset is otherwise required to maintain for its own compliance with the New York Insurance Law and to maintain a specified claims-paying ability or financial strength rating for the particular Insurance Subsidiary or (iii) upon certain changes of control of the Company. Upon termination under the conditions set forth in (ii) and
     (iii) above, the Company may be required (under some of its reinsurance agreements) to return to the primary insurer all unearned premiums, less ceding commissions, attributable to reinsurance ceded pursuant to such agreements. Upon the occurrence of the conditions set forth in (ii) above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement. Refer to Note 15 for discussion on business recaptured as a result of a downgrade in the Company's Insurer Financial Strength rating.

     The Company has posted letters of credit aggregating $0.5 million pertaining to certain assumed reinsurance contracts.

14.  EMPLOYEE BENEFITS

     Pension Plan Benefits

     Until its termination on October 31, 2002, the Company maintained a non-contributory defined benefit pension plan ("Plan") for the benefit of all eligible employees of the Company. As a result of the termination, Plan assets were invested in short-term securities awaiting final distribution during 2004. At December 31, 2003, 32% of the Plan's assets were invested in equity securities and the remaining 68% were invested in fixed income securities. The Company recorded a $3.9 million gain related to the termination of the Plan in 2002. In 2004, the Company paid $7.4 million in benefit obligations related to the termination and anticipates paying the remaining obligation of $74 thousand in 2005.


     The following table sets forth the funding status of the Plan and the accrued pension cost recognized in the Company's balance sheet at December 31, 2004 and 2003 (in thousands):


          Change in benefit obligation                     2004          2003
                                                         -------        --------
          Benefit obligation at beginning of year         $7,340         $6,668
          Interest cost                                       60            431
          Amendments                                          74              -
          Actuarial (gain) loss                             (32)            865
          Benefits paid and settlements                  (7,368)           (624)
                                                         -------        --------
          Benefit obligation at end of year                   74          7,340
                                                         =======        ========
          Change in plan assets
          Fair value of plan assets at beginning of        5,942          5,073
          year
          Actual return on plan assets                       103            869
          Company contributions                            1,323            624
          Benefits paid and settlements                  (7,368)           (624)
                                                         -------        --------
          Fair value of plan assets at end of year             -          5,942
                                                         =======        ========
          Funded status
          Under funded status of plan                       (74)         (1,398)
          Unrecognized net actuarial loss                   (61)            (64)
                                                         -------        --------
          Accrued benefit cost at end of year             $(135)        $(1,462)
                                                         =======        ========

     The actuarially computed net pension cost recognized in the Company's consolidated statements of income using the projected unit credit actuarial method of attribution includes the following components (in thousands):


                                                                Year Ended December 31,
                                                    ----------------------------------------
                                                      2004           2003             2002
                                                    --------        -------         --------

        Components of net periodic benefit cost
        Service cost                                     $ -             $ -          $ 1,299
        Interest cost                                     60             431              777
        Expected return on plan assets                  (60)           (431)            (313)
        Amortization of unrecognized transition
           obligation of transition asset                  -               -                2
        Amortization of prior service cost                 -               -              162
        Recognized net actuarial loss                      -               -            (314)
        Curtailments and settlements                       -               -          (5,347)
                                                    --------        --------         --------
        Net periodic benefit cost                        $ -             $ -         $(3,734)
                                                    ========        ========         ========


     Actuarial assumptions utilized to determine the projected benefit obligation and estimated unrecognized net actuarial gain for the years ended December 31, 2004 and 2003 are as follows:

                                                  2004      2003
                                                 ------     ------
             Discount rate                        5.00%      4.93%
             Expected return on plan assets          -       8.50%
             Rate of compensation increase           -       3.50%


     Effective November 1, 2002, Company employees became eligible to participate in a pension plan ("Pension Plan") sponsored by Radian. Radian granted past service credit for eligibility and vesting purposes for active participants in the Company's Plan who became participants in the Radian sponsored Pension Plan. The Company's share of expense for the Radian sponsored plan was $0.8 million and $0.5 million in 2004 and 2003, respectively. There was no expense related to this Plan in 2002.

     The Company also maintained a non-qualified restoration plan ("Restoration Plan") for eligible employees of the Company, which was frozen effective October 31, 2002. Participants in the Restoration Plan began participating in Radian's non-qualified executive retirement plan ("SERP") effective November 1, 2002. Under this plan, participants are eligible to receive benefits in addition to those paid under the Pension Plan if their base compensation is in excess of the current IRS compensation limitation for the Pension Plan. Retirement benefits under the SERP are a function of the years of service and the level of compensation and are reduced by any benefits paid under the Pension Plan. The SERP is funded through the purchase of variable life insurance policies pursuant to a split-dollar life insurance program called the Secured Benefit Plan. Radian purchases, for each participant (except as described below), a life insurance policy that is owned and paid for by Radian. Radian endorses a portion of the death benefit to the participant, which is imputed in the participant's income each year. Radian owns the remainder of the death benefit and all of the cash values in the policy. At the participant's retirement age, the policy's cash value is projected to be sufficient for Radian to pay the promised SERP benefit to the participant. Non-executive officers who were participants in the Secured Benefit Plan prior to the issuance in October 2003 of regulations under the Internal Revenue Code regarding split dollar plans continue under the collateral assignment split dollar policies already in force. Under this arrangement, the participant owns the policy, and assigns a portion of the death benefits and cash values to Radian in amounts sufficient to reimburse Radian for all premium outlays by Radian. The eventual cash values above the aggregate premium amounts are designed, as in the endorsement method, to be sufficient to provide payment for the participant's promised SERP benefit. The participant had imputed income each year for the value of the death benefit provided to him or her, and also for any incidental benefits are provided under applicable tax law. The Company's share of expense related to the SERP plan was $0.3 million for the years ended December 31, 2004 and 2003, respectively. There was no expense in 2002.

     Post-retirement Benefits

     In addition to the pension benefits, the Company provided certain other post-retirement benefits to retired employees. Post-retirement benefits were curtailed in 2002 by discontinuing the benefit eligibility for all participants hired after February 1990. Effective January 1, 2003, Company employees were eligible to participate in a postretirement plan sponsored by Radian.

     At December 31, 2004 and 2003, the accumulated post-retirement benefit obligation was $0.9 million and $1.0 million, respectively. The Company's post-retirement benefit cost for the years ended December 31, 2004, 2003 and 2002, was $3 thousand, $52 thousand, and income of $337 thousand, respectively. At December 31, 2004, the discount rate used in determining the accumulated post-retirement benefit obligation was 5.75% and the health care trend was 8.5%, graded to 5.5% after 6 years; at December 31, 2003, the discount rate used in determining the accumulated post retirement benefit obligation was 6.0% and the health care trend was 8.5% graded to 5.5% after 6 years.

     The plan is a flat dollar plan for all five grandfathered participants. A one-percentage point change in the assumed healthcare cost trend rates has no significant effect on either the service or interest cost components of the net periodic post-retirement benefit cost or the accumulated post-retirement benefit obligation.

     Retirement Savings Plan

     The Company sponsored a 401(k) retirement savings plan covering substantially all employees of the Company. Under this plan, the Company provided a matching contribution of 50% on contributions up to 6% of base salary made to the plan by eligible employees.

     On December 31, 2002, the Company terminated its 401(k) retirement savings plan and began participating in a 401(k) plan sponsored by Radian. Under the new plan, the Company provides a matching contribution of 25% on contributions up to 6% of base salary made to the plan by eligible employees. In addition, the Company may provide additional matching based on Radian achieving financial goals. The Company's cost was $0.7 million, $0.6 million and $0.2 million, respectively, for the years ended December 31, 2004, 2003 and 2002.

     Stock Option and Stock Purchase Plans

     The Company participates in Radian's Stock Option Plan for certain key employees of the Company. Under the Stock Option Plan, options may be granted for 4,165,795 shares of Radian's common stock. Non-qualified stock option prices must be at least 90% of the fair market value while incentive stock option prices may not be less than 100% of the fair market value as of the date of the grants. As of December 31, 2004, 4,499,007 shares of Radian's common stock were subject to options granted under the Stock Option Plan with option prices ranging from $11.06 to $68.18. During 2004, 247,728 shares of Radian's common stock were exercised by employees of the Company under options subject to the Stock Option Plan with option prices ranging from $7.28 to $42.33 and with fair value prices ranging from $41.78 to $54.50. The Company was not allocated any expense related to the Stock Option Plan in 2004.

     The Company participates in an Employee Stock Purchase Plan ("ESPP") sponsored by Radian. A total of 200,000 shares of Radian's authorized but non-issued common stock has been made available under the ESPP. The ESPP allows eligible employees of the Company to purchase shares of Radian's stock at a discount of 15% of the beginning-of-period or end-of-period fair market value of the stock, whichever is lower. Eligibility under the ESPP is determined based on standard weekly work hours and tenure with the Company, and eligible employees are limited to a maximum contribution of $400 per payroll period toward the purchase of Radian's stock. Under the ESPP, Radian sold 4,072 and 4,250 shares to employees of the Company in 2004 and 2003, respectively. The Company was not allocated any expense related to the ESPP in 2004 and 2003.

     Radian currently applies APB Opinion No. 25, "Accounting for Stock Issued to Employees", in accounting for its Stock Option and Stock Purchase Plans. The Company has no legal obligation for benefits under the plans sponsored by Radian.

15.  OTHER

     In October 2002, S&P downgraded the Insurer Financial Strength rating of the Company from "AAA" to "AA." On April 8, 2003, Fitch downgraded the Insurer Financial Strength rating of the Company from "AAA" to "AA" and removed it from "negative watch." The Company is involved in numerous reinsurance agreements with primary insurers which grant the primary insurers the right to recapture all of the business ceded to the Company under these agreements if the financial strength rating of the Company is downgraded below the rating levels from specified rating agencies established in the agreements, and, in some cases, to increase the commissions in order to compensate the primary insurers for the decrease in credit the rating agencies give the primary insurers for the reinsurance provided by the Company.

     As a result of the downgrade by S&P, one of the primary insurers exercised their right to recapture the financial guaranty reinsurance assumed by the Company. None of the primary insurers have a similar right with respect to the downgrade by Fitch. The Company reached agreement with the remaining primary insurers not to exercise similar recapture rights in connection with the October 2002 downgrade by S&P without additional cost to the Company.

     Effective January 31, 2004, in connection with the recapture, the Company has returned approximately $16.4 billion of par in force and approximately $96.4 million of statutory unearned premium reserves with a GAAP carrying value of approximately $71.5 million. The entire impact of this recapture of written premiums was reflected as a reduction of written premiums in the first quarter of 2004. In addition, the Company has been reimbursed for policy acquisition costs of approximately $31.0 million with a GAAP carrying value of $21.3 million. The Company has also reimbursed the primary approximately $7.5 million for case reserves, net of $4.0 million salvage. The impact of the recapture resulted in a reduction of pre-tax income of $15.9 million on a GAAP basis and an increase of $31.0 million on a statutory basis for the year ended December 31, 2004.

     In May 2004 in anticipation of the Merger and concurrently with providing an initial financial strength rating for Radian Asset, Moody's downgraded the financial strength rating of Radian Re from "Aa2" to "Aa3" which is the initial rating given to Radian Asset by Moody's in May 2004. As a result of this downgrade, two of the primary insurance customers of Radian Re had the right to recapture previously written business. One of these customers has subsequently agreed, without cost or concessions by Radian Asset, to waive its recapture rights.

     In June 2004, the Merger, as discussed above, was consummated.

     In November 2004, the other primary insurance customer with rights to recapture business previously ceded to Radian Re notified Radian Asset of its intent to recapture, effective February 28, 2005, approximately $6.4 billion of par in force, including $50.6 million of written premiums as of December 31, 2004, $3.9 million of which would be recorded as an immediate reduction of earned premiums at the time of the recapture, which represents the difference between statutory unearned premiums and GAAP unearned premiums. This return of unearned premiums would also result in an increase in policy acquisition costs of $0.9 million. The aggregate result would be a reduction in pre-tax income of $4.8 million on a GAAP basis. The amount of future lost premiums due to this recapture will be approximately $129.7 million, which consists of the unearned premium balance and the value of future installment premiums. Based on a projected recapture date of February 28, 2005, the total approximate reduction in pre-tax income for 2005 including the immediate impact is expected to be approximately $12.3 million. This customer also has the right to recapture an additional $5.2 billion of par in force originally ceded to Radian Re, including $57.8 million of written premiums as of December 31, 2004, $16.3 million of which would be recorded as an immediate reduction of earned premiums. In March 2005, this customer notified the Company that it has agreed to waive the additional recapture rights related to the $5.2 billion of par in force.

     Credit Agreements

     In November 2001, the Company entered into a 7 year credit agreement (extendible annually for additional one year periods) with New York branches of major European banks, which was amended in October 2002 and January 2004. Under the agreement, the Company may borrow up to $95 million to satisfy certain claims which become payable by the Company under its public finance reinsurance portfolio in excess of a specified amount. The Company's obligation to repay amounts borrowed thereunder is limited to amounts received or receivable by the Company or the banks from premium payments or recoveries in respect of such reinsurance portfolio. This credit agreement was terminated in January 2005.

16.  MAJOR CUSTOMERS

     The Company derives a large portion of its premium writings from a small number of primary financial guaranty insurers. Two of the primary financial guaranty insurers were responsible for 38.6% of the total gross premiums written in 2004 (including the impact of the recapture of business previously ceded to us by one of the primary insurer customers). This percentage was 16.6% in 2004 excluding the impact of the recapture. This customer concentration results from the small number of primary insurance companies that are licensed to write financial guaranty insurance. In recent years, the Company has increased the amount of direct business it writes, thereby reducing its dependence on reinsuring transactions insured by the largest financial guaranty primary insurers. The largest single customer of our financial guaranty business, measured by gross premiums written, accounted for 22.6% of gross premiums written during 2004, 15.6% excluding the impact of the recapture.

     Five trade credit primary insurers were responsible for 26.0% of gross premiums written during 2004 including the impact of the recapture. This percentage was 17.9% in 2004 excluding the impact of the recapture. The largest single customer of our trade credit business accounted for 11.4% of gross premiums written excluding the recapture.


                                     ******